Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Health Discovery Corporation Tobin Option Agreement to be filed on or about December 9, 2010, of our report dated March 30, 2010 relating to our audit of the financial statements as of and for the year ended December 31, 2009 and 2008 of Health Discovery Corporation, included in its Annual Report on Form 10K filed with the Securities and Exchange Commission., on March 31, 2010.

/s/ Hancock Askew & Co., LLP Savannah, Georgia December 9, 2010